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-------------------------               UNITED STATES SECURITIES AND EXCHANGE COMMISSION              ------------------------------
         FORM 3                                      Washington, D.C. 20549                                     OMB Approval
-------------------------           INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ------------------------------
                                                                                                       OMB Number:        3235-0104
                             Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,   Expires:   December 31, 2001
                               Section 17(a) of the Public Utility Holding Company Act of 1935 or      Estimated average burden
                                       Section 30(f) of the Investment Company Act of 1940             hours per response.......0.5
                                                                                                      ------------------------------

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    (Print or Type Responses)
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1.  Name and Address of Reporting Person*   2. Date of Event Requiring    4. Issuer name and Ticker or Trading Symbol
                                               Statement (Month/Day/Year)

                                                11/30/00                     ValueStar Corporation - VLST
    Hull           James      Mitchell   -----------------------------------------------------------------------------------------
    ------------------------------------    3. I.R.S. Identification      5. Relationship of Reporting  6. If Amendment, Date of
    (Last)        (First)      (Middle)        Number of Reporting           Person(s) to Issuer           Original
                                               Person, if an entity          (Check all applicable)        (Month/Day/Year)
    152 West 57th Street, 11th Floor           (voluntary)
    ------------------------------------                                     [X] Director
                (Street)                                                     [ ] Officer                ----------------------------
                                                                                 (give title below)     7. Individual or Joint/Group
                                                                             [X] 10% Owner                 Filing
                                                                             [ ] Other                     (Check Applicable Line)
    New York   New York      10019                                               (specify below)           [X] Form filed by One
    ------------------------------------                                                                       Reporting Person
    (City)        (State)        (Zip)                                                                     [ ] Form filed by More
                                                                             -------------------------         than One Reporting
                                                                                                               Person
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                                        TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
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1. Title of Security                        2. Amount of Securities     3. Ownership Form: Direct (D)    4. Nature of Indirect
   (Instr. 4)                                  Beneficially Owned          or Indirect (I) (Instr. 5)       Beneficial Ownership
                                               (Instr. 4)                                                   (Instr. 5)
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Common Stock                                  1,884,774                     Indirect                  By (i) J.M. Hull Associates,
                                                                                                      L.P., (ii) Duck Partners,
                                                                                                      L.P. (iii) Hull Overseas Ltd.,
                                                                                                      (iv) Hull Capital Corp.
                                                                                                      Profit Sharing Plan and
                                                                                                      Trust (v) Hull Capital
                                                                                                      Corp. and (vi) certain
                                                                                                      accounts managed by Hull
                                                                                                      Capital Corp.
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 5(b)(v).

                    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
                     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER

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                                                                                                                     SEC 1473 (3-99)
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FORM 3 (CONTINUED)

         TABLE II-- DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of                2. Date Exer-           3. Title and Amount of         4. Conversion or    5. Ownership     6. Nature of
   Derivative                 cisable and             Securities Underlying          Exercise Price      Form of          Indirect
   Security                   Expiration              Derivative Security            of Derivative       Derivative       Beneficial
   (Instr. 4)                 Date                    (Instr. 4)                     Security            Security:        Ownership
                              (Month/Day/Year)                                                           Direct (D) or    (Instr. 5)
                                                                                                         Indirect (I)
                                                                                                         (Instr. 5)
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                              Date      Expira-       Title             Amount or
                              Exer-     tion                            Number of
                              cisable   Date                            Shares
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Series C Convertible
Preferred Stock                                      Common Stock     1,031,130       10 shares of        Indirect  By J.M. Hull
                                                                                      Common Stock                  Associates,
                                                                                      per 1 share of                L.P. (444,450
                                                                                      Preferred Stock               Shares),
                                                                                                                    by Hull
                                                                                                                    Overseas, Ltd.
                                                                                                                    (453,340
                                                                                                                    Shares) and by
                                                                                                                    certain accounts
                                                                                                                    managed by Hull
                                                                                                                    Capital  Corp.
                                                                                                                    (133,340 shares)


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Warrants                                             Common Stock       568,895       $2.25 (448,895)   Indirect   By J.M. Hull
                                                                                      $5.85 (70,000)               Associates,
                                                                                      $10.00 (50,000)              L.P. (222,225
                                                                                                                   Shares), by
                                                                                                                   Hull Overseas,
                                                                                                                   Ltd. (226,670
                                                                                                                   Shares), by
                                                                                                                   Hull Capital
                                                                                                                   Corp. Profit
                                                                                                                   Sharing Plan
                                                                                                                   and Trust
                                                                                                                   50,000 Shares),
                                                                                                                   by Hull Capital
                                                                                                                   Corp. (50,000
                                                                                                                   Shares) and by
                                                                                                                   certain accounts
                                                                                                                   managed by Hull
                                                                                                                   Capital Corp.
                                                                                                                   (71,070 shares


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Explanation of Responses:  [See Attachment A]

NAME AND ADDRESS OF REPORTING:  James Mitchell Hull
DATE OF EVENT REQUIRING STATEMENT:  November 30, 2000
ISSUER NAME AND TICKER SYMBOL:  ValueStart Corporation - VLST



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
        See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note:   File three copies of this Form, one of which must be manually     /s/ J. Mitchell Hull                       12/07/00
        signed.  If space is insufficient, see Instruction 6 for          -----------------------------------   --------------------
        procedure.                                                         ** Signature of Reporting Person             Date

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                                                                                                                     SEC 1473 (3-99)
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